Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 9, 2016 is by and between TO Pharmaceuticals LLC, a Delaware limited liability company (the “Company”) and Sidney Taubenfeld, an individual residing at 247 West 87th Street, Apt. 7G, New York, New York 10024 (the “Employee”).

WITNESSETH:

WHEREAS, the Company, together with its subsidiaries, owns the exclusive licenses to exploit Tikun Olam Ltd.’s intellectual property, including without limitation its proprietary cannabis genetics in connection with pharmaceuticals worldwide (the “Business”);

WHEREAS, the Company desires to hire Employee to serve as the executive vice president of the Company, and Employee desires to become employed as the executive vice president of the Company, by the Company, all on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Retention of Services; Term. The Company hereby retains the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth. Subject to earlier termination on the terms and conditions hereinafter provided, and further subject to certain provisions hereof which survive the term of the employment of Employee by the Company, the term of this Agreement shall commence on the date hereof (the “Commencement Date”) and continue for a period of two (2) years thereafter (the “Initial Term”); provided, however, unless otherwise terminated by either party hereto upon prior written notice to the other party not later than sixty (60) days prior to the expiration of the then-current term of this Agreement, this Agreement shall continue by its terms for an additional one (1) year term (each, a “Renewal Term” and, together with the Initial Term, the “Term”).

2.           Duties and Extent of Services During Period of Employment. During the Term of employment, Employee shall: (a) be employed by the Company as Executive Vice President or in such other position or positions as the Board of Directors of the Company (the “Board”) shall determine; (b) manage the Company’s Business and perform such duties and services as are commensurate with Employee’s position or as may be otherwise directed by the Board; (c) devote his full time business efforts to serve the Company; (d) perform all duties incident to Employee’s position to the best of Employee’s ability and in compliance with the policies and procedures of the Company; (e) report directly to the Chief Executive Officer of the Company or such other officer of the Company as may be determined by the Board; and (f) perform Employee’s responsibilities and duties hereunder at the office of the Company located in New York metropolitan area (or wherever the Board may determine), subject, however, to the travel requirements of Employee’s position, as shall be determined from time to time by the Company.

3.           Remuneration. During the Term, the Company shall pay to Employee as compensation for Employee’s services hereunder:

(a)       Base salary at a rate of one hundred sixty eight thousand dollars ($168,000.00) annually, commencing on the Commencement Date, payable in a manner consistent with the Company’s payroll practices.

(b)       The Company shall issue to Employee a warrant to purchase 500 units of membership interests of the Company (the “Units”), in the form attached hereto as Exhibit A.

(c)       The Company hereby represents that as of the date hereof it has 9,500 Units issued and outstanding.

(d)       The Units shall be subject to the terms and provisions of that certain Unit Repurchase Agreement of even date herewith, in the form attached hereto as Exhibit B.

4.           Employee Benefits; Expenses.

(a)       During the Term of this Agreement, the Company may, in its sole discretion, provide Employee the right to participate in the Company’s then existing medical and dental insurance and other employee benefit plans and policies on the same terms as are then generally available to the Company’s executive and managerial employees.

(b)       The Company shall reimburse Employee, in accordance with the practice followed from time to time for other officers of the Company, for all reasonable and necessary business and traveling expenses, and other disbursements incurred by Employee for or on behalf of the Company in the performance of Employee’s duties hereunder, upon presentation by Employee to the Company of an appropriate accounting or documentation of such.

5.            Disability. This Agreement may be terminated at the option of the Company if, as a result of any physical or mental disability, Employee is unable to perform substantially all of Employee’s major duties hereunder for a continuous period of four months or at least ninety (90) days in any consecutive period of one hundred eighty (180) days. Employee shall continue to receive Employee’s full salary plus bonus payments, if any, payable to Employee under Section 3 hereof regardless of any illness or incapacity, unless and until this Agreement is terminated. If Employee’s employment is terminated pursuant to this Section 5, Employee (or Employee’s personal representative, in the case of Employee’s death) shall be entitled to receive Employee’s full salary through the effective date of termination.

6.           Confidential Information; Proprietary Rights.

(a)         In the course of Employee's employment by the Company, Employee will have access to and possession of valuable and important confidential or proprietary data or information of the Company and/or persons or entities (each, an “Affiliate”) controlling, controlled by or under common control of the Company and their respective operations. Employee will not, during Employee's employment by the Company or at any time thereafter, divulge or communicate to any person, nor shall Employee direct any other employee, representative or agent of the Company or any of its Affiliates to divulge or communicate to any person or entity (other than to a person or entity bound by confidentiality obligations similar to those contained herein and other than as necessary in performing Employee’s duties hereunder) or use to the detriment of the Company, or any of its Affiliates or for the benefit of any other person or entity, including, without limitation, any competitor, supplier, licensor, licensee or customer of the Company, any of its Affiliates, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as “confidential” or “secret.” Employee shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

(b)         The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, all customer information, database information, personnel information, financial information, account lists or other account information, names, telephone numbers or addresses, supplier or vendor lists, trade secrets, patented or other proprietary information, forms, information regarding operations, systems, methods, processes, financing, services, strains, genetics, cultivation techniques or processes, manufacturing, processing, extraction, distribution, storage, transportation, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

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(c)         Employee will at all times promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, including, without limitation, those relating to programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Employee during or in connection with Employee’s employment with the Company and which in any way relate to the Business of the Company (the "Intellectual Property"). Employee agrees that all such Intellectual Property shall be the sole property of the Company and shall be "work made for hire" as defined in 17 U.S.C. § 101. Employee hereby assigns all of Employee’s right, title and interest to the Intellectual Property to the Company. Employee further agrees that Employee, without charge, will execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property. To the extent any moral rights or other Intellectual Property rights are not legally transferable to the Company, Employee hereby waives and agrees to never assert any such rights against the Company or any of its Affiliates, even after termination of employment with the Company.

(d)         All written materials, books, records and documents made by Employee or coming into Employee’s possession during Employee’s employment by the Company concerning any products, processes or systems used, developed, investigated, purchased, sold or considered by the Company or any of its Affiliates or otherwise concerning the Business or affairs of the Company or any of its Affiliates, including, without limitation, any files, customer records such as names, telephone numbers, addresses and e-mail addresses, lists, firm records, brochures and literature, shall be the sole property of the Company, shall not be removed from the Company’s premises or transmitted to third parties by Employee, and upon termination of Employee’s employment by the Company, or upon request of the Company during Employee’s employment by the Company, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee’s employment by the Company, Employee will deliver to the Company all other Company property in Employee’s possession or under Employee’s control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists and information, account lists and other account information, database information, plans, designs and other documents, and Employee shall not retain any electronically stored versions of the same.

(e)         During the Term of this Agreement, Employee shall comply in all respects with all applicable federal and state securities laws, including without limitation with respect to insider trading, and all policies and codes of conduct or ethics of the Company and its Affiliates with respect thereto.

7.            Non-Competition.

(a)         During the Term of this Agreement and one (1) year thereafter (except in the event that Employee’s employment hereunder is terminated without “cause”) (the "Restricted Period"), Employee shall not, without the written consent of the Company, directly or indirectly, (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, member, promoter, agent of, consultant for or otherwise, any business which is conducted anyone in world and which is competitive with the Business conducted by the Company; or (ii) for Employee’s own account or for the account of any other person or entity (A) interfere with the Company’s relationship with any of its suppliers, customers, accounts, brokers, representatives or agents or (B) solicit or transact any business with any customer, account or supplier of the Company who or which transacts, has transacted or proposes to transact business with the Company at any time during the Term of this Agreement; or (iii) employ or otherwise engage, or solicit, entice or induce on behalf of Employee or any other person or entity, the services, retention or employment of any person who has been an employee, principal, partner, stockholder, sales representative, trainee, consultant to or agent of the Company within one year of the date of such offer or solicitation. Notwithstanding any provisions in this Section 7, (1) this Section 7 shall not prohibit Employee from purchasing or owning up to five percent (5%) of the outstanding capital stock of a company which has a class of securities registered under Section 12 of the Securities Act of 1934, as amended and (2) to the extent not inconsistent with Employee’s obligations under this Agreement, Employee may engage in charitable or civic activities and make passive investments which are non-competitive and non-conflicting with the Company’s Business.

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(b)         If any one or more of the restrictions contained in this Section 7 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the full extent compatible with applicable law. The parties hereto intend that the covenants contained in this Section 7 shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 7 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 7.

8.           Remedies. Employee acknowledges that the covenants contained in Sections 6 and 7 are fair and reasonable in order to protect the Company’s Business and were a material and necessary inducement for the Company to agree to the terms of this Agreement and to the employment of Employee by the Company. Employee further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in Sections 6 and 7 may be inadequate and that the violation of any of the covenants contained in Sections 6 and 7 will cause irreparable and continuing damage to the Company. Accordingly, the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including, without limitation, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The covenants in Sections 6 and 7 shall run in favor of the Company and its Affiliates, successors and assigns. The provisions of Sections 6 and 7 and this Section 8 shall survive the termination of this Agreement.

9.           Termination.

(a)       The Company may terminate Employee’s services hereunder "for cause" by delivering to Employee not less than ten (10) days prior to the date on which the termination is to be effective, a written notice of termination for cause specifying the act, acts or failure to act that constitute the cause. For the purposes of this agreement, “for cause” shall mean: (i) any act of material fraud or embezzlement adversely affecting the financial, market, reputation or other interests of the Company, (ii) in the event of a conviction of or plea of guilty or nolo contendere by Employee for any felony or other serious crime or crime involving moral turpitude, or any knowing violation of any federal or state banking, securities or tax law or regulation, (iii) any refusal to perform or willful misconduct or gross negligence in connection with Employee’s duties hereunder, if such refusal or willful misconduct or gross negligence is not cured within twenty (20) days after written notice thereof, or (iv) any material breach by Employee of this Agreement if such material breach is not cured within twenty (20) days after written notice thereof.

(b)       The Company may also terminate Employee’s services: (i) in the event that Employee dies or the Company places Employee on disability status pursuant to Section 5 hereof, or (ii) upon a determination by the Board, in its reasonable discretion, within nine (9) months after the date hereof, that Employee has failed to achieve his performance goals as set forth in Exhibit B hereto within the first six (6) months after the date hereof (the “Threshold Obligation”).

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(c)         In the event that (i) the Company terminates Employee’s employment hereunder "for cause" as set forth in Section 9(a), (ii) the Company terminates Employee’s employment pursuant to Section 9(b), or (iii) Employee voluntarily terminates Employee’s employment by the Company, the Company shall pay to Employee any unpaid compensation payable pursuant to Section 3 hereof, which payment (y) shall include all compensation earned up until and including the date on which the termination is effective and (z) shall be made within thirty (30) days after the termination date, and no other compensation shall be payable to Employee.

(d)         If the Company terminates Employee’s employment hereunder for any reason other than "for cause" as set forth in Section 9(a) or pursuant to Section 9(b) hereof, the Company shall pay to Employee compensation payable pursuant to Section 3 hereof for the lesser of (y) six (6) months, or (z) the remaining Term of this Agreement. Employee and the Company acknowledge that the foregoing provisions of this Section 9(d) are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

10.          Representations and Warranties of Employee. Employee hereby represents and warrants to the Company, and acknowledges that such representations and warranties are material inducements to the Company entering into this Agreement, as follows:

(a)         Employee has the legal capacity to execute and deliver, and has duly executed and delivered, this Agreement.

(b)         Employee is not subject to any restrictive covenant or confidentiality obligations to any former employer or contractor of Employee; and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party. Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform Employee’s obligations under this Agreement.

(c)        As of the date hereof, Employee does not have any ownership interest in and is not employed by any company or entity (other than the Company) which is engaged in the Business.

(d)         to the knowledge of Employee, Employee is not the subject of any grand jury, prosecutorial, legislative, administrative or other investigation or inquiry by any governmental agency or authority.

11.          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

If to the Company:

TO Pharmaceuticals LLC

One Old Country Road

Carle Place, New York 11514

Newark, Delaware 19713

Fax: (646) 786–4005

Email: barryfarkas1@gmail.com

Attention: Barry Farkas

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With a copy to:

Abrams, Fensterman, Fensterman,

Eisman, Formato, Ferrara & Wolf LLP

1111 Marcus Avenue, Suite 107

Lake Success, New York 11042

Facsimile: (516) 368-6638

Email: nkaufman@abramslaw.com

Attention: Neil Kaufman, Esq.

If to Employee:

Sidney Taubenfeld

247 West 87th Street, Apt. 7G

New York, New York 10024

Email: staub18@yahoo.com

With a copy to:

Michael Schneider, Esq.

11 East 44th Street – 19th Fl.

New York, New York 10017

Telephone: (212) 888-2100

Facsimile: (646) 461-1781

Email: michael@mslaw-us.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, or (iv) if sent via electronic mail, upon its delivery, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

12.          Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any such successor. In addition, this Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Company. In the event of any consolidation or merger of the Company into or with any other company during the Term of this Agreement, person or entity during the Term of this Agreement, such successor company shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Employee's obligations hereunder shall continue in favor of such successor company.

13.          Acknowledgment. Employee acknowledges that Employee has carefully read this Agreement, has had an opportunity to consult counsel regarding this Agreement.

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14.          Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

15.          Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, shall be the maximum restriction allowed by the laws of such jurisdiction and such restriction shall be deemed to have been revised accordingly herein.

16.          Miscellaneous. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in Kings County, New York over any suit, action or proceeding arising out of or relating to this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreements entered into between Employee and the Company prior to the date of this Agreement relating thereto. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent or excuse shall be in writing and signed by the party claimed to have waived, consented or excused. A consent, waiver or excuse of any breach shall not constitute a consent to, waiver or, or excuse of any other or subsequent breach whether or not of the same kind of the original breach. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of and year first above written.

COMPANY:

TO PHARMACUETICALS LLC
By: TO HOLDING GROUP LLC, Manager
By: TO INVESTOR LLC, Manager

By:	/s/ Berel Farkas
Name:	Berel Farkas
Title:	Authorized Signatory

EMPLOYEE:

/s/ Sidney Taubenfeld
Sidney Taubenfeld

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